UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 12, 2017

SURNA INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54286	27-3911608
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1780 55th Street, Suite C

Boulder, Colorado 80301

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (303) 993-5271

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On December 12, 2017, Surna Inc. (the “Company”) completed a private placement offering of investment units (each, a “Unit” or, collectively, the “Units”), at a price of $0.12 per Unit, with certain accredited investors. Each Unit consisted of one share of the Company’s common stock and one warrant for the purchase of one share of the Company’s common stock. The Company issued a total of 14,734,000 Units for aggregate proceeds of $1,768,080. The Company intends to use the proceeds for working capital and other growth initiatives. The Company did not engage any placement agents in connection with the offer and sale of the Units and, accordingly, no commissions or fees were paid.

The warrants have an exercise price of $0.20 per share (the “Exercise Price”) of the common stock underlying each warrant, subject to adjustment as provided in the warrant. The warrants have a term of three years. Each warrant is callable at the Company’s option, provided the closing price of the Company’s common stock is $0.36 (subject to adjustment as provided in the warrant) or greater for five consecutive trading days (the “Call Condition”). Commencing at any time after the date on which the Call Condition is satisfied, the Company has the right, upon notice to the holders, to redeem the shares of common stock underlying each warrant at a price of $0.01 per share (the “Redemption Price”), but such redemption may not occur earlier than sixty-one (61) days following the date of the receipt of notice by the holder (the “Redemption Date”). The holder may exercise the warrant at any time (in whole or in part) prior to the Redemption Date at the Exercise Price.

The Company’s Chief Executive Officer, Chris Bechtel, invested $102,000 in the offering, with four other senior employees collectively investing $216,000.

The offer and sale of the Units was made by the Company in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.

Item 7.01 Regulation FD Disclosure.

The Company issued a press release on December 13, 2017 announcing the completion of the private placement offering of the Units. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated December 13, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 13, 2017	SURNA INC.

	By:	/s/ Chris Bechtel
Chris Bechtel
President and Chief Executive Officer